UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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STEBEN ALTERNATIVE INVESTMENT FUNDS
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Steben Managed Futures Strategy Fund
A Series of Steben Alternative Investment Funds

April 25, 2018

Dear Shareholder:

This letter is being provided to shareholders of the Steben Managed Futures Strategy Fund (the “Fund”), a series of Steben Alternative Investment Funds (the “Trust”), to notify shareholders of the addition of a new trading advisor.

Steben & Company, Inc. (“Steben” or the “Manager”) and the Trust are required to furnish shareholders with information about new trading advisors and trading advisory agreements. This notification is a condition of an exemptive order that Steben and the Trust received from the Securities and Exchange Commission permitting Steben, as the Fund's investment adviser, to hire new trading advisors or make changes to existing trading advisory agreements with the approval of the Trust's board of trustees, but without obtaining approval of the Fund's shareholders.

The enclosed “Information Statement” provides information relating to the addition of a new trading advisor to the Fund. The addition of this new trading advisor as described in the Information Statement does not require shareholder approval. You have previously been provided with the Fund's summary prospectus reflecting the addition of this new trading advisor.

No action is required of you. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

Please take a few minutes to review the attached materials. Thank you for your investment in the Steben Managed Futures Strategy Fund.

Sincerely,

Ken Steben
President

Important Notice Regarding the Availability
of this Information Statement

The Information Statement is available at www.steben.com

Steben Managed Futures Strategy Fund

A series of the Steben Alternative Investment Funds

9711 Washingtonian Boulevard, Suite 400
Gaithersburg, Maryland 20878

INFORMATION STATEMENT

April 25, 2018

This document is an Information Statement for the shareholders of the Steben Managed Futures Strategy Fund (the “Fund”), a series of Steben Alternative Investment Funds (the “Trust”). On November 17, 2017, the Board of Trustees (“Board”) of the Trust approved the appointment of a new trading advisor as a sub-advisor to the Fund – Welton Investment Partners, LLC (“Welton” and collectively with Millburn Ridgefield Corporation, Revolution Capital Management LLC, PGR Capital LLP, and Crabel Capital Management, LLC, “Trading Advisors”). On January 30, 2018, Welton began trading its portion of the Fund’s assets.

The Board also approved the appointment of Welton as a sub-advisor to the Steben Managed Futures Cayman Fund Ltd., a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the "Subsidiary"). Welton also began trading a portion of the Subsidiary’s assets on January 30, 2018.

The Information Statement is being furnished by the Board of the Trust in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (“SEC Order”). Pursuant to the SEC Order, Steben & Company, Inc. (“Manager” or “Steben”) and the Trust, on behalf of the Fund, are permitted to enter into new or modified advisory agreements with existing or new unaffiliated sub-advisors with the approval of the Board, but without approval of Fund shareholders.

The purpose of this Information Statement is to provide you with information about Welton. This Information Statement also discusses the terms of the trading advisory agreement with Welton, the Manager and the Trust, on behalf of the Fund.

No action is required of you. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

You may obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report to Shareholders, free of charge, by writing to Steben Managed Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201-0701, by calling 1-855-775-5571 or by visiting www.steben.com.

Background

The Fund seeks to achieve positive long-term absolute returns that have a low correlation to broad equity and fixed income market returns. The Fund seeks to achieve its investment objective by pursuing a managed futures strategy which intends to capture absolute returns in the commodity and financial futures markets (equity, interest rate and currency) by investing in futures contracts, foreign currency transactions and options on futures and swaps (“Derivative Instruments”). The Fund may invest in Derivative Instruments directly or it may invest up to 25% of its total assets in the Subsidiary to pursue its managed futures strategy.

The Manager serves as the investment adviser to the Fund and the Subsidiary. As such, it, among other things, develops the overall investment strategies for the Fund and the Subsidiary, allocates assets among the Trading Advisors and oversees the Trading Advisors. Currently, the Trading Advisors to the Fund and the Subsidiary are Welton, Millburn Ridgefield Corporation, Revolution Capital Management LLC, PGR Capital LLP and Crabel Capital Management, LLC. Each Trading Advisor implements its designated managed futures program by investing in a variety of Derivative Instruments.

The managed futures programs employed by the Trading Advisors have a wide variety of different trading styles across a broad range of financial markets and asset classes. Managed futures strategies typically invest either long or short in one or a combination of Derivative Instruments, each of which may be tied to (a) agricultural products, (b) currencies, (c) equity (stock market) indices, (d) energy, (e) fixed income and interest rates, (f) metals or (g) other commodities. Such investments are not for hedging purposes.

The Fund also invests in fixed income investments to generate returns and interest income which add diversification to the returns generated by the Fund’s portfolio. The Fund invests generally between 60% to 80% of its assets directly in fixed income investments to generate returns and interest income, diversifying the returns of the Fund’s investments in managed futures. The Manager allocates these assets to the Fund’s sub-adviser, Principal Global Investors, LLC (“PGI”), who invests primarily in investment grade securities, which the Fund defines as those that have a rating, at the time purchased, by Moody's Investors Service, Inc. (Moody's) of Baa3/P-3 or higher; by Standard & Poor's Ratings Group (S&P) of BBB-/A-3 or higher; or by Fitch Ratings (Fitch) of BBB-/F3 or higher; or, if unrated determined by the Manager or the sub-adviser to be of comparable quality. The Fund also may invest up to ten percent of its assets in lower quality fixed income securities, known as “high yield” or “junk” bonds, which are rated lower than investment grade securities. The fixed income portion of the Fund's portfolio is invested without restriction as to issuer country, type of entity, capitalization or the maturity of individual securities. The Fund does not maintain any particular average maturity of its fixed income investments.

Appendix A sets for the Fund ownership information as of February 28, 2018.

Welton Investment Partners, LLC

Description of Welton Agreement. At a regular meeting of the Board held on November 17, 2017 the Trustees, including a majority of those Trustees who are not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Manager, the Trust and Welton (the “Welton Agreement”). The Welton Agreement is dated as of November 28, 2017.

Steben Managed Futures Strategy Fund

Information Statement

Under the Welton Agreement, the Manager has appointed Welton to act as a Trading Advisor to the Fund with respect to that portion of the Fund’s assets allocated from time to time to Welton by the Manager (the “Welton Allocated Assets”). In consideration of, and as compensation for, all of the services rendered by Welton to the Fund, the Manager pays Welton from the management fee it receives from the Fund. These fees paid to Welton are calculated and accrued daily based upon the Fund’s net assets, and the sum of the daily fee accruals is paid monthly in arrears.

The Welton Agreement provides that Welton shall, subject to the supervision and oversight of the Manager, trade the Welton Allocated Assets on behalf of the Fund in accordance with the terms of the Welton Agreement and the Supplemental Trading Agreement entered into by the Manager and Welton in relation to the Welton Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Fund set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Manager, the Trust’s Chief Compliance Officer, or by the Board that have been furnished in writing to Welton, (ii) the written instructions and directions received from the Manager and the Fund as delivered; and (iii) all federal and state laws applicable to the Fund and Welton’s duties under the Welton Agreement, all as may be in effect from time to time.

The Welton Agreement also provides that Welton may, on occasions when it deems the purchase or sale of a financial interest to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by Welton, aggregate, to the extent permitted by applicable laws and regulations, the financial interests to be sold or purchased in order to obtain the best overall terms available.

Welton further agrees to be aware of the position limits imposed on certain financial interest contracts by the CFTC or applicable contract market. Welton will be entitled to use that portion of the applicable position limits that bears the same relationship that the Welton Allocated Assets bear to all of the Fund's assets. If the speculative positions limits are reached in any financial interest contract, Welton will modify the trading instructions to the Fund and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts. Welton currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Fund given Welton's current accounts and all proposed accounts for which Welton has a contract to act as a Trading Advisor.

The Welton Agreement also provides that Welton shall not be liable for any loss arising out of any portfolio investment or disposition, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. The Welton Agreement also provides that Welton shall indemnify the Manager, the Fund and the Trust, and their respective affiliates and controlling persons (the “Manager Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Manager, the Fund and/or the Trust and their respective affiliates and controlling persons may sustain as a result of Welton’s breach of the Welton Agreement or its representations and warranties herein or as a result of the Welton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Manager Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Welton Agreement also provides that the Manager shall indemnify Welton, its affiliates and its controlling persons (the “Welton Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Manager’s breach of the Welton Agreement or its representations and warranties contained therein or as a result of the Manager’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Welton Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Welton’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Steben Managed Futures Strategy Fund

Information Statement

The Welton Agreement also provides that it will continue in effect until November 28, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager or Welton, cast in person at a meeting called for the purpose of voting on such approval. The Welton Agreement may at any time be terminated on 60 days’ written notice by any party. The Welton Agreement shall automatically terminate in the event of its assignment or upon the termination of the Investment Advisory Agreement between the Manager and the Trust.

Information about Welton. Welton is a Delaware limited liability company that provides investment advisory and day-to-day operational services previously assumed by Welton Investment Corporation, its predecessor and managing member, which itself merged from a California corporation originally formed in 1988. The investment approach used by Welton in performing investment advisory services is the Welton Trend program. The investment objective of the Welton Trend program is to reliably deliver managed futures trend following style class performance within a low-cost investment program. Welton’s main office is located at Eastwood Building, San Carlos between 5th & 6th, Carmel, CA 93921. Welton has been registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) and as a commodity trading advisor since July 23, 2014, has been registered as an investment adviser with the SEC since July 31, 2014, and has been a member of the National Futures Association (“NFA”) since March 3, 1987. Welton manages approximately $800 million in client assets.

Principal Executive Officers and Directors.

The following table lists the directors and principal executive officers of Welton.  The principal address of each individual listed below is c/o Welton Investment Partners, LLC, Eastwood Building, San Carlos between 5th & 6th, Carmel, CA 93921.

Name	Position(s) Held with Welton
Patrick Welton	Chief Executive Officer and Director
Guillaume Detrait	Chief Operating Officer
Todd Merrell	Chief Financial Officer
David Nowlin	Chief Compliance Officer
Annette Welton	Director and Board Chairperson
Donald Putnam	Director
Arthur Bell	Director

Other Advisory Clients. Welton provides discretionary investment management services regarding the trading of commodity futures contracts and over the counter foreign exchange products through managed accounts and private investment funds pursuant to Welton’s proprietary trading systems. Welton does not manage its own mutual funds.

Steben Managed Futures Strategy Fund

Information Statement

Board's Considerations in Approving the Welton Agreement

Overview | At a meeting held on November 17, 2017, the Board of Trustees for the Steben Alternative Investment Funds (“SAIF”) and Steben Managed Futures Cayman Fund Ltd. (“Cayman Fund”) (each, a “Fund”, collectively the “Funds”), including its independent Trustees, approved the trading advisory agreements (“Trading Advisory Agreements”) between Steben and Welton Investment Partners, LLC (“Welton” or the “Trading Advisor”) as the trading advisor for SAIF on behalf of the Managed Futures Fund and the Cayman Fund.

In preparation for review of the Trading Advisory Agreements, the Board requested that the Trading Advisor provide substantial and detailed information which the Board determined are reasonably necessary to evaluate the Trading Advisory Agreements. The Trading Advisor provided information relevant to the approval of the Trading Advisory Agreements, including: (1) the nature and extent of the advisory and other services provided to or to be provided to the Funds; (2) the firm’s experience and personnel; (3) firm’s financial condition; (4) comparison of the performance of each firm’s similarly managed accounts versus peer group and/or representative indices; (5) the proposed advisory fee rates for each Fund and a comparison with fee rates charged to other clients; and (6) benefits realized or to be realized by the firm. The Board also received a presentation by Steben’s portfolio management and research and due diligence teams regarding the Trading Advisor’s firm, investment strategies, performance, due diligence, personnel and operations as they relate to the Funds.

The Trustees used this information to help them decide whether to approve the Trading Advisory Agreements. The Board posed questions to various management personnel of Steben regarding certain key aspects of the materials submitted in support of the approval of the Trading Advisory Agreements. The Board also received a detailed memorandum from counsel to the Fund and the independent Trustees regarding the responsibilities of the Board members in connection with their consideration of the Trading Advisory Agreements.

The Trustees reviewed these materials with management of Steben and independent counsel to the Trustees. The Independent Trustees also discussed the Trading Advisory Agreements with independent counsel in an executive session, at which no representatives of Steben or the Trading Advisor were present. The Trustees considered whether the Trading Advisory Agreements would be in the best interests of the Funds and their shareholders and the overall fairness of the Trading Advisory Agreements. Among other things, the Trustees reviewed information concerning: (1) the nature, extent and quality of the services to be provided by the Trading Advisor; (2) the extent to which economies of scale will be realized as the Fund grows; and (3) the extent to which fee levels reflect the economies of scale, if any, for the benefit of the Fund’s shareholders. In their deliberations, the Trustees did not rank the importance of any particular piece of information or factor considered, and it is presumed that each Trustee attributed different weights to the various factors.

As discussed below, the Board considered many factors and a significant amount of information in evaluating whether the Trading Advisory Agreements and the fees provided therein with respect to the Funds should be approved. The Board was advised by independent legal counsel with respect to its deliberations regarding the approval of the Trading Advisory Agreements. The discussion below is not intended to be all-inclusive or intended to touch on every fact that the Board took into consideration regarding the approval of the Trading Advisory Agreements. The determination to approve the Trading Advisory Agreements was made on the basis of each Trustee’s business judgment after consideration of all the information presented. It is important to recognize that individual Trustees may have given different weight to certain factors and assigned various degrees of materiality to information received in connection with the approval process.

Steben Managed Futures Strategy Fund

Information Statement

Nature, Extent and Quality of Advisory Services | With respect to the approval of each Trading Advisory Agreement, the Board considered the quality, background and experience of the Trading Advisor’s investment personnel responsible for managing the Funds, the size of the Trading Advisor and the Trading Advisor’s ability to continue to attract and retain qualified investment personnel. The Board also considered the adequacy of the resources committed to the Funds by the Trading Advisor, and whether those resources were commensurate with the needs of the Funds and are sufficient to sustain appropriate levels of performance and compliance needs. In this regard, the Board considered the financial stability of the Trading Advisor. The Board also considered the Trading Advisor’s representations regarding its compliance program. The Board concluded that the nature, extent and quality of the trading advisory service to be provided by the Trading Advisor were appropriate and thus supported a decision to approve each Trading Advisory Agreement.

Investment Performance | The Board considered the performance of the Trading Advisor’s trading program and found such overall past results to be satisfactory.

Costs of Services Provided and Level of Profitability. | In analyzing the cost of services for the Trading Advisor in connection with its trading advisory services to be provided to the Funds, the Board considered that Steben pays the Trading Advisor from its advisory fee rate and, thus, Steben negotiated at arms’ length. On the basis of the Board’s review of the proposed fee rate to be charged by the Trading Advisor for trading advisory services, the relatively unique, and highly specialized nature of the Funds’ investment program, and the Trading Advisor’s financial information, the Board concluded that the level of the trading advisory fee rate is appropriate in light of the services to be provided.

Economies of Scale | The Trustees considered the extent to which economies of scale would be realized relative to fee levels as the Fund grows, and whether the advisory fee levels reflect these economies of scale for the benefit of shareholders. In considering the overall fairness of the Trading Advisory Agreements, the Trustees assessed the degree to which economies of scale that would be expected to be realized if the Fund’s assets increase as well as the extent to which fee levels would reflect those economies of scale for the benefit of the Fund’s shareholders. The Trustees determined that the proposed trading advisory fee rate in the Trading Advisory Agreements is reasonable and appropriate. The Trustees also noted that they will have the opportunity to periodically re-examine whether the Fund has achieved economies of scale, as well as the appropriateness of fees payable to Steben.

Conclusion | Based on all of the information presented to and considered by the Trustees and the conclusions that it reached, the Trustees approved each Trading Advisory Agreement on the basis that its terms and conditions are fair to, and in the best interests of, the Funds and its shareholders.

Information about the Distributor and Administrator

Foreside Fund Services, LLC (the “Distributor”) pursuant to a Distribution Agreement with the Trust, acts as the Fund’s distributor. The offering of the Fund’s shares is on a best efforts basis and is continuous. The Distributor is a registered broker-dealer and a member of the Financial Industry Regulatory Authority. The Distributor has no obligation to sell any specific quantity of shares of the Fund.

The Administrator, Fund Accountant and Transfer Agent for the Fund is U.S. Bancorp Fund Services, LLC, which has its principal office at 615 East Michigan Street, Milwaukee, WI 53202, and is primarily in the business of providing administrative, fund accounting and transfer agent services to retail and institutional mutual funds.

Steben Managed Futures Strategy Fund

Information Statement

Appendix A

Steben Managed Futures Strategy Fund

Fund Ownership Information

As of February 28, 2018

As of February 28, 2018, the Fund had the following outstanding shares:

Outstanding Shares	Class A	Class C	Class I	Class N
Steben Managed Futures Strategy Fund	449,022	185,192	6,881,628	1,009,864

As of February 28, 2018, the Trustees and Officers of the Fund, as a group, held less than 1% of each of the outstanding Class A shares, Class I shares and Class N shares of the Fund.

The following table sets forth, the name and addresses of persons that owned beneficially, or of record, 5% or more of the total outstanding shares of the Fund.

Share Class	Name And Address Of Owner	Number of Shares Owned	Percent of Fund
Class A	LPL Financial 4707 Executive Dr. San Diego CA 92121-3091	89,530	19.99%
	TD Ameritrade Inc. Po Box 2226 Omaha NE 68103-2226	66,829	14.92%
	PERSHING LLC PO Box 2052 Jersey City, NJ 07303-2052	35,654	7.96%
Class C	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-2010	21,190	11.44%
	UBS WM USA 1000 Harbor Blvd Weehawken, NJ 07086-6761	20,030	10.82%
	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-2010	15,376	8.30%
	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-2010	13,850	7.48%
Class I	Futures Portfolio Fund Limited 9711 Washingtonian Blvd Ste. 400 Gaithersburg, MD 20878-5574	3,422,891	49.74%
	TD Ameritrade Inc. Po Box 2226 Omaha NE 68103-2226	1,543,372	22.43%
	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-2010	1,352,032	19.65%
Class N	National Financial Services LLC 499 Washington Blvd Jersey City, NJ 07310-2010	481,915	47.72%
	LPL Financial 4707 Executive Dr. San Diego CA 92121-3091	240,306	23.80%
	Charles Schwab & Co Inc. 211 Main St San Francisco, CA 94105-1905	109,008	10.79%
	TD Ameritrade Inc. Po Box 2226 Omaha NE 68103-2226	63,450	6.28%

Steben Managed Futures Strategy Fund

Information Statement